Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc. Alan Kessman, Chief Executive Officer Howard B. Johnson, President (203) 498-4210 phone

Vion Presents Cloretazine® Data at ASH Annual Meeting

NEW HAVEN, CT, December 12, 2005 - VION PHARMACEUTICALS, INC. (NASDAQ CAPITAL MARKET: VION) announced today that it would have two poster presentations on its lead anticancer agent Cloretazine® at the 2005 American Society of Hematology Annual Meeting in Atlanta, Georgia.

The two presentations, Abstracts 2786 (Poster #37) and 2787 (Poster #38), will be made in Poster Session III, "Acute Myeloid Leukemia: Novel Therapies" from 10:30 to 6:30 p.m. in Hall B4 with the authors present from 5:00 p.m. to 6:30 p.m. The posters will also be available on Vion's website, www.vionpharm.com, after 10:30 a.m. on December 12th.

Both posters provide retrospective analyses of the patient population enrolled to Vion's clinical trial, CLI-033. In this trial, 107 elderly patients with previously untreated acute myelogenous leukemia (AML) or high-risk myelodysplasia (MDS) (Stratum A) received induction therapy with Cloretazine®. The Company has previously announced: (i) an overall response rate of 32% and (ii) an early death rate (death within thirty days of treatment from any cause) of 18% for this Stratum.

In Abstract 2786, entitled "Cloretazine® is Active in Elderly Untreated Poor Risk Patients with AML or MDS", the patients on Stratum A of CLI-033 were analyzed for the following poor prognostic risk factors: ECOG Performance Status (PS) greater than or equal to 2, secondary AML, unfavorable cytogenetic profile, and organ dysfunction. In 105 patients at least 60 years of age, the prevalence of poor risk factors was as follows: 30% of patients were PS 2, 39% of patients had unfavorable cytogenetic abnormalities, 42% of patients had secondary AML, and 62% of patients had organ dysfunction. Specifically, 46% of patients had cardiac disease, 25% of patients had hepatic disease, and 18% of patients had pulmonary disease.

The overall response rate (CR and CRp) for the group of 105 patients was 31%. Non-hematologic toxicity was minimal, and the early death rate of 18% was within the range expected for cytotoxic induction regimens for the elderly population. Eighty-nine percent of this elderly previously untreated group had at least one risk factor. Furthermore, the number of risk factors did not influence the response rate or early death rate following induction treatment with Cloretazine®.

In Abstract 2787, entitled "Use of a Disease-Specific Comorbidity Index to Describe Elderly Patients with AML and MDS Enrolled in a Phase II Study of Cloretazine®", 105 elderly AML or MDS patients from CLI-033 were evaluated retrospectively using the Hematopoetic Cell Transplantation-Specific Comorbidity Index (HCT-CI), an index which assigns weighted values to comorbidities that predict non-relapse mortality (NRM) in patients with hematologic malignancies considered for allogeneic transplant (Sorror, Blood, 2005). Applying HCT-CI definitions, patients were given scores representing the sum of the comorbid conditions that were active or required treatment at study entry. The HCT-CI defines low risk for NRM with a score of 0, intermediate risk with a score of 1-2, and high risk with a score of 3 or higher.

Based on this analysis, 10% of study patients were at low risk, 31% of patients were at intermediate risk and 59% of patients were at high risk for NRM. Response rates in each risk category were similar to overall response rates and early death occurred only in the intermediate and high-risk groups.

Ann Cahill, Vice President, Clinical Development, stated, "The information presented in these posters provides evidence that the patients in Stratum A of CLI-033 represent an elderly population with poor-risk leukemia for whom standard induction treatment may not be an option. We continue to believe that both the anti-leukemic activity and the acceptable toxicity profile demonstrated in this poor-risk patient group indicate that Cloretazine® is a viable treatment for this unmet medical need. We look forward to discussing all of the data from this trial with the FDA."

The Company is scheduled to meet with the U.S. Food and Drug Administration (FDA) in January 2006 in an End-of-Phase II meeting to discuss these data. In October 2005, the Company announced that it received Fast Track designation from the FDA for Cloretazine® for the treatment of previously untreated elderly patients with poor-risk AML.

Vion Pharmaceuticals, Inc. is developing cancer therapeutics. Vion has two agents in clinical trials: Cloretazine®, a unique sulfonylhydrazine alkylating agent, is being evaluated in a Phase III trial in combination with cytarabine in relapsed acute myelogenous leukemia. Trials of Cloretazine® as a single agent in acute myeloid leukemia and high-risk myelodysplastic syndrome, adult and pediatric brain tumors, small cell lung cancer and chronic lymphocytic leukemia, and in combination with temozolomide in hematologic malignancies, are also underway. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in trials sponsored by the National Cancer Institute. In preclinical studies, Vion is also evaluating KS119W, a hypoxia-selective compound from the sulfonylhydrazine class, and heterocyclic hydrazones. The Company is seeking development partners for TAPET®, its modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the Company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2004. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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